Exhibit 99.1


                       [PLAYBOY ENTERPRISES, INC. LOGO]

FOR IMMEDIATE RELEASE                                  Investor Contact:
                                                       Martha Lindeman
                                                       312-373-2430

                                                       Media Contact:
                                                       Linda Marsicano
                                                       312-373-2447

                          PLAYBOY ENTERPRISES REPORTS
                      INCREASED THIRD QUARTER NET INCOME
             Reduced Interest Expense Contributes to Improvement;
            Licensing Group Reports Continued Strong Profit Growth

CHICAGO, Wednesday, November 2, 2005 - Playboy Enterprises, Inc. (PEI) (NYSE:
PLA, PLAA) today reported net income for the third quarter ended September 30, 2005, of $3.2 million, or $0.10 per basic and diluted share, compared to net income in the prior year quarter of $1.9 million or $0.06 per basic and diluted share. A significant decline in interest expense in the current year quarter, reflecting the refinancing of the company's debt earlier this year, was primarily responsible for the improved net income. Revenues increased $0.7 million to $80.9 million versus $80.2 million last year.

         Third quarter 2005 operating income totaled $5.4 million, down from $6.7 million in the 2004 quarter, as improved Licensing Group profits and lower corporate expense could not offset the swing in Publishing Group results from profit to loss and a small decline in Entertainment Group operating income.

         Playboy Chairman and Chief Executive Officer Christie Hefner said:
"We are on track to delivering the higher revenues and improved net income and earnings per share in 2005 that we projected, despite a significantly more challenging publishing environment than we initially anticipated. We continue to believe that our Licensing and Entertainment Groups will achieve our projected operating income growth of greater than 25% in 2005, more than offsetting an anticipated loss in Publishing. As a result, 2005 earnings per share, excluding the $0.58 debt restructuring expense recorded in this year's first quarter, are expected to nearly double to $0.54 to $0.59, compared to the $0.30 reported last year."

Entertainment

         Third quarter 2005 segment income for the Entertainment Group was $7.3 million, down 7% from $7.9 million last year, on revenues that increased 3%. Prior period results have been restated to include the operations of Online, which last year was reported as a separate business.

         Domestic TV revenues grew by 4% to $25.4 million in the 2005 third quarter compared to last year. Playboy TV revenues rose, reflecting increased sales via direct-to-home services. Growing consumer access to our movie networks on video-on-demand (VOD) platforms resulted in growth from that revenue source, although the gains did not quite offset the lower movie networks pay-per-view revenues. Domestic TV profitability declined due to a one-time adjustment related to a contractual agreement for certain licensed programming.

         Higher revenues from the company's European TV networks were primarily responsible for the 9% increase in third quarter international revenues to $12.2 million. Online subscriptions revenues rose 1% to $5.4 million while E-commerce revenues rose 6% to $3.6 million during what is typically the company's slowest season in the online business. The Group's profitability benefited from a 12%, or $1.3 million, planned decrease in third quarter 2005 programming amortization expense versus the prior year.

Publishing

The Publishing Group reported a segment loss of $0.7 million for the 2005 third quarter compared to profit of $1.2 million in the 2004 quarter, due primarily to lower profits in Playboy magazine. While circulation revenues were essentially flat, advertising revenues were off 19%, leading to the 8% decline in third quarter Publishing Group revenues to $27.3 million from $29.5 million last year. A 23% increase in paper prices versus the third quarter last year and higher subscription acquisition expense, partially offset by lower editorial expense, also contributed to the segment loss in the quarter.

         The company said that it expects advertising revenues and pages for the fourth quarter to be down approximately 23%.

Licensing

Segment income for the Licensing Group was $3.1 million, up 21% in this year's third quarter, from $2.6 million last year. Revenues rose 29% in the same periods to $5.9 million from $4.6 million. Higher royalty payments from new and existing licensees in Europe and Asia were the primary contributors to the revenue and profit growth.

Other

Third quarter Corporate Administration and Promotion expense declined in the third quarter 2005 by 12% to $4.3 million, in part due to the comparison with last year's quarter when the company recorded a legal settlement. Non-operating expense was down 56% to $1.7 million, reflecting a $1.5 million decline in interest expense and a $0.5 million increase in investment income compared to last year. In addition, the company recorded lower-than-anticipated tax expense, due to a tax refund related to its European television operations.


Additional information regarding third quarter 2005 earnings will be available on the earnings release conference call, which is being held today, November 2, at 9:30 a.m. Eastern / 8:30 a.m. Central. The call may be accessed by dialing 877-707-9628 (for domestic callers) or 1-785-832-1508 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

                                     ****

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men's lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

1) Foreign, national, state and local government regulations, actions or initiatives, including:

          (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,
          (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
          (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;

3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

5) Our ability to protect our trademarks, copyrights and other intellectual property;

6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

7) The risk our outstanding litigation could result in settlements or judgments which are material to us;

8) Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;

9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

10) Competition in the television, men's magazine, Internet and product licensing markets;

11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

12) Our television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

13) Risks associated with losing access to transponders and competition for transponders and channel space;

14) The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions, joint ventures and/or licensing arrangements;

16) Any charges or costs we incur in connection with restructuring measures we may take in the future;

17) Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;

18)  Increases in paper, postage or printing costs;

19) Effects of the national consolidation of the single-copy magazine distribution system; and

20) Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

                  Playboy Enterprises, Inc. and Subsidiaries
          Condensed Consolidated Statements of Operations (Unaudited)
                    (In millions, except per share amounts)

                                                           Quarters Ended
                                                            September 30,
                                                      ---------------------

                                                        2005         2004
                                                  -------------    ----------
Net Revenues
------------
Entertainment:
   Domestic TV networks                              $    25.4     $    24.5
   International                                          12.2          11.3
   Online subscriptions                                    5.4           5.3
   E-commerce                                              3.6           3.4
   Other                                                   1.1           1.6
                                                  -------------    ----------
Total Entertainment                                       47.7          46.1
Publishing:
   Playboy magazine
     Subscription                                         12.3          12.5
     Newsstand                                             2.6           2.7
     Advertising                                           7.6           9.4
                                                  -------------    ----------
     Total Playboy magazine                               22.5          24.6
   Other domestic publishing                               3.2           3.4
   International publishing                                1.6           1.5
                                                  -------------    ----------
Total Publishing                                          27.3          29.5
Licensing:
   International licensing                                 4.2           3.1
   Domestic licensing                                      0.8           0.8
   Entertainment licensing                                 0.5           0.5
   Marketing events                                        0.2           0.2
   Other                                                   0.2             -
                                                  -------------    ----------
Total Licensing                                            5.9           4.6
                                                  -------------    ----------
   Total net revenues                                 $   80.9      $   80.2
                                                  =============    ==========

Results of Operations
---------------------
Entertainment                                         $    7.3      $    7.9
Publishing                                                (0.7)          1.2
Licensing                                                  3.1           2.6
Corporate Administration and Promotion                    (4.3)         (5.0)
                                                  -------------    ----------

   Operating income                                        5.4           6.7

Investment income                                          0.6           0.1
Interest expense                                          (1.4)         (2.9)
Amortization of deferred financing fees                   (0.1)         (0.3)
Minority interest                                         (0.4)         (0.4)
Other, net                                                (0.4)         (0.1)
                                                  -------------    ----------
Income before income taxes                                 3.7           3.1
Income tax expense                                        (0.5)         (1.2)
                                                  -------------    ----------
Net income                                            $    3.2      $    1.9
                                                  =============    ==========

Weighted average number of common
  shares outstanding
   Basic                                                33,102        33,371
                                                  =============    ==========
   Diluted                                              33,366        33,384
                                                  =============    ==========

Basic and diluted earnings per common share           $   0.10      $   0.06
                                                  =============    ==========

                  Playboy Enterprises, Inc. and Subsidiaries
          Condensed Consolidated Statements of Operations (Unaudited)
                    (In millions, except per share amounts)

                                                       Nine Months Ended
                                                          September 30,
                                                        ----------------
                                                      2005           2004
                                                -------------    -----------
Net Revenues
------------
Entertainment:
   Domestic TV networks                            $    75.5      $    71.4
   International                                        37.5           32.2
   Online subscriptions                                 16.9           15.4
   E-commerce                                           13.9           12.0
   Other                                                 3.3            5.0
                                                -------------    -----------
Total Entertainment
                                                       147.1          136.0
Publishing:
   Playboy magazine
     Subscription                                       37.3           38.6
     Newsstand                                           8.0            9.6
     Advertising                                        22.2           26.6
                                                -------------    -----------
     Total Playboy magazine                             67.5           74.8
   Other domestic publishing                             7.4            8.9
   International publishing                              4.9            4.6
                                                -------------    -----------
Total Publishing
                                                        79.8           88.3
Licensing:
   International licensing                              13.3            8.9
   Domestic licensing                                    2.4            2.3
   Entertainment licensing                               1.5            1.5
   Marketing events                                      2.8            2.7
   Other                                                 0.3            0.1
                                                -------------    -----------
Total Licensing
                                                        20.3           15.5
                                                -------------    -----------

   Total net revenues                               $  247.2       $  239.8
                                                =============    ===========

Results of Operations
---------------------
Entertainment                                      $    29.1      $    18.4
Publishing                                              (3.4)           5.2
Licensing                                               10.6            7.6
Corporate Administration and Promotion                 (12.7)         (13.9)
                                                -------------    -----------

   Operating income                                     23.6           17.3

Investment income                                        1.4            0.3
Interest expense                                        (5.5)         (10.7)
Amortization of deferred financing fees                 (0.5)          (1.0)
Minority interest                                       (1.1)          (1.1)
Debt extinguishment expenses                           (19.3)          (5.9)
Other, net                                              (1.1)          (0.8)
                                                -------------    -----------

Loss before income taxes                                (2.5)          (1.9)

Income tax expense                                      (2.8)          (2.6)
                                                -------------    -----------

Net loss                                                (5.3)          (4.5)
Dividend requirements of preferred stock                   -           (0.4)
                                                -------------    -----------

Net loss applicable to common shareholders         $    (5.3)      $   (4.9)
                                                =============    ===========

Basic and diluted weighted average number
 of common shares outstanding                         33,178         30,978
                                                =============    ===========

Basic and diluted loss per common share           $    (0.16)     $   (0.16)
                                                =============    ===========


 PLAYBOY ENTERPRISES, INC.
 -----------------------------------------------------------------------------------------------------------------------------------
 Reconciliation of Non-GAAP Financial Information (in millions of dollars)

                                                    3rd Quarter Ended September 30,             Nine Months Ended September 30,

                                                                               %Better/                                  %Better/
    EBITDA and Adjusted EBITDA                          2005      2004(1)      (Worse)            2005       2004(1)      (Worse)
    -----------------------------------------------------------------------------------       -------------------------------------
    Reconciliation to GAAP Financial Measure:
        Net Income (Loss)                           $    3.2   $     1.9          68.4         $   (5.3)    $ (4.5)        (17.8)
        Adjusted for:
         Income Tax Expense                              0.5         1.2          58.3              2.8        2.6          (7.7)
         Interest Expense                                1.4         2.9          51.7              5.5       10.7          48.6
         Amortization of Deferred Financing Fees         0.1         0.3          66.7              0.5        1.0          50.0
         Equity in Operations of Investments             0.1           -          ---               0.3          -           ---
         Depreciation and Amortization                  10.9        11.9           8.4             32.9       36.8          10.6
    ---------------------------------------------------------------------                     --------------------
        EBITDA (2)                                      16.2        18.2         (11.0)            36.7       46.6         (21.2)
        Adjusted for:
           Cash Investments in Entertainment            (8.3)      (11.1)         25.2            (24.3)     (34.2)         28.9
              Programming
    ---------------------------------------------------------------------                     --------------------
        Adjusted EBITDA (3)                         $    7.9   $     7.1          11.3         $   12.4     $ 12.4           0.0
    -------------------------------------------------------------------------------------------------------------------------------



                                                    3rd Quarter Ended September 30,             Nine Months Ended September 30,

    Financial and Operating Data                        2005    2004(1)    % Inc/(Dec)             2005     2004(1)   % Inc/(Dec)
    -----------------------------------------------------------------------------------       -------------------------------------
    Entertainment
       Cash Investments in Programming              $    8.3   $    11.1         (25.2)         $   24.3   $  34.2        (28.9)
       Programming Amortization                     $    9.2   $    10.5         (12.4)         $   28.1   $  32.0        (12.2)
       Online Content Expense                       $    0.5   $     0.5           0.0          $    1.6   $   1.8        (11.1)

       International TV Households at End of Period     43.7        39.5          10.6              43.7      39.5         10.6
           (in millions) (4)

       Domestic TV Household Units at End of Period
           (in millions) (4):

         Playboy TV:
            Satellite                                   26.4        23.7          11.4              26.4      23.7         11.4
            Cable                                       23.6        21.9           7.8              23.6      21.9          7.8

         Movie Networks:
            Satellite                                   52.0        46.6          11.6              52.0      46.6         11.6
            Cable                                       48.7        50.3          (3.2)             48.7      50.3         (3.2)

       On Demand Households:
            VOD                                          7.7         2.5         208.0               7.7       2.5        208.0
            SVOD                                         1.8         1.3          38.5               1.8       1.3         38.5

    Publishing
       Magazine Advertising Pages                      110.1       152.4         (27.8)            359.6     420.4        (14.5)

    At September 30
         Cash and Cash Equivalents (5)              $   27.5    $   22.0          25.0         $    27.5   $  22.0         25.0
         Long-Term Financing Obligations            $  115.0    $   80.0          43.8         $   115.0   $  80.0         43.8
         Shareholders' Equity                       $  159.6    $  153.8           3.8         $   159.6   $ 153.8          3.8
    --------------------------------------------------------------------------------------------------------------------------------
    See Notes on accompanying page.



    PLAYBOY ENTERPRISES, INC.
    ---------------------------------------------------------------------------
    Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

          (1) Certain reclassifications have been made to conform to the current presentation.

          (2) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

          (3) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

          (4) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

          (5) Cash and cash equivalents in the prior year have been restated to reflect the inclusion in marketable securities and short-term investments of auction rate securities that were previously classified as cash and cash equivalents.